Exhibit 2.1


                                    ASSET PURCHASE
                                      AGREEMENT


               THIS ASSET PURCHASE AGREEMENT is made as of this 4th day of March, 1996, by and among TEMPS & CO. SERVICES, INC., a Delaware corporation and a wholly-owned subsidiary of CAREER HORIZONS, INC. ("Parent"), as purchaser ("Purchaser"), and TEMPS & CO. SERVICES, INC., a Georgia corporation ("Temps & Co."), and MANAGEMENT SEARCH, INC., a Georgia corporation ("MSI") as sellers (together, the "Sellers" or either of them individually, a "Seller") and ERIC J. LINDBERG, an individual residing in Atlanta, Georgia ("Lindberg").

                                     WITNESSETH:

               WHEREAS, Sellers own and operate a staffing services division providing temporary personnel services, both directly through offices that are Seller-owned and through franchised offices, commonly referred to by it as its Temporary Help Division (the "Business");

               WHEREAS, Sellers desire to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Sellers, all of Sellers' right, title and interest in and to all of the tangible and intangible assets of Sellers relating to the Business, or used in or held for use in connection with the Business, except current assets, all as set forth more fully below;

               WHEREAS, Lindberg is the owner of all of the issued and outstanding capital stock of Sellers and is entering into this Agreement to further induce Purchaser to acquire the Business;

               WHEREAS, MSI is the owner of the service mark "MSI Services" and will license it to Purchaser pursuant to a license agreement in form reasonably satisfactory to the parties hereto (the "Service Mark License Agreement").

               WHEREAS, in connection with the transfer of the Purchased Assets to Purchaser, Purchaser desires to employ Harlan Medford ("Medford") as divisional president of the Business and Medford desires to serve as divisional president of the Business, all in accordance with the terms and conditions set forth in an employment agreement with Medford dated January 1, 1992, which is being assigned to Purchaser, as amended by an Employment Agreement Amendment in form reasonably satisfactory to Purchaser (the "Employment Agreement Amendment"), which is being entered into between Purchaser and Medford;

               WHEREAS, in connection with the transfer of the Purchased Assets to Purchaser, Purchaser desires that Sellers, Lindberg, Medford, and F. Ronald Allen ("Allen") not compete with Purchaser and its affiliates with respect to the Business pursuant to the terms and conditions set forth in noncompetition agreements (the "Noncompetition Agreements") in form reasonably satisfactory to Purchaser, which Noncompetition Agreements are being entered into among Purchaser and Sellers, Lindberg, Medford and Allen, respectively.

               NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                      ARTICLE 1

                             PURCHASE AND SALE OF ASSETS

                1.1  Purchase and Sale of Assets.  Subject to the terms and
                     ---------------------------
           conditions hereof, Sellers agree to and hereby assign, transfer, sell, convey and deliver to Purchaser, and Purchaser agrees to and hereby acquires from Sellers, free and clear of all Liens (as defined in Section 2.1(e) hereof) all of Sellers' right, title and interest in and to the properties, assets and rights comprising or relating to the Business or used therein (collectively, the "Purchased Assets"), including, without limitation:

                    (a)  Furniture and Fixtures.  All tangible personal
                         ----------------------
               property, furniture, equipment (including Sellers' telephone system and numbers used in the Business), fixtures, leasehold improvements, equipment under capital leases and other fixed assets related to the Business or used therein, including, without limitation, the assets listed and described on Schedule 1.1(a) hereto.

                    (b)  Supplies.  All inventories and office and other
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               supplies relating to or used in the Business, wherever
               located, as described on Schedule 1.1(b) hereto.

                    (c)  Records.  All books, records and files or other
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               documentation relating to the Purchased Assets or the
               Business, including without limitation, (i) inventory, maintenance and asset history records, (ii) sales promotion materials, (iii) all client lists and telephone numbers with respect to past, present or prospective clients and customers of Sellers and all related sales and credit records, and (iv) all employee lists and telephone numbers used in the Business and all other documentation relating to the Purchased Assets.

                    (d)  Intangible Property.  All trademarks, trade names,
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               service marks and names, copyrights (including any
               registrations of or pending applications for any of the foregoing), methods of operation and manuals, trade secrets, customer lists, methods of operation and manuals, trade secrets, and all other intellectual property of Sellers, and all applications for the same, owned or used in connection with the Business and all other intangible assets, properties and rights used by Sellers in the conduct of the Business or any part of the Purchased Assets (collectively, the "Intellectual Property"), including that listed on
               Schedule 1.1(d) hereto; it being understood, however, that Sellers are retaining the names "MSI Services," "MSI International" and "Management Search, Inc." and that the name "MSI Services" will be licensed to Purchaser pursuant

                    (e)  Computers.  All technology, computer programs,
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               computer software, master disk of source codes, licenses,
               permits and other proprietary information of Sellers relating to or utilized in the Business, to the extent assignment thereof to Purchaser is permitted by applicable law and licensing arrangements, as itemized and described on
               Schedule 1.1(e) hereto, but excluding the Tempserve software used by Sellers.

                    (f)  Assigned Contracts.  All leases for real and
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               personal property, employee contracts, customer contracts, franchise agreements, receivables from franchisees (the "Franchisee Notes"), technology, license and know-how agreements, the Purchase Agreement between CHR Enterprises, Inc. and MSI dated October 23, 1995 (the "Cleveland Agreement"), but not including the payment obligations required to be evidenced by a promissory note pursuant to the Cleveland Agreement (the "Cleveland Purchase Note"), and to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, practice or authorization relating to the Business listed on Schedule 1.1(f) hereto (all of which contracts, orders, agreements, permits and leases are hereinafter collectively referred to as the "Assigned Contracts").

                    (g)  Names.  The name "TEMPS & CO." and all goodwill
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               associated therewith, to the extent of Sellers' rights
               therein.

               1.2  Excluded Assets.  Notwithstanding any other provision
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          herein to the contrary, the Purchased Assets shall exclude, and
          Sellers are retaining all right, title and interest in and to all of, and are not transferring to Purchaser, the following (the "Excluded Assets"):

                    (a)  Cash.  All investments and cash on hand or in
                         ----
               transit and in the bank account(s) of Sellers.

                    (b)  Corporate Documents.  Any interest in and to the
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               capital stock of Sellers and all minute books,    stock
               books, income tax records, and similar corporate records of Sellers.

                    (c)  Employee Plans.  Sellers' right, title and
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               interest (if any) in and to the assets held with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA (as defined in Section 2.1(m) hereof)) or any other plans, programs or arrangements of any kind relating to employee benefits sponsored or maintained by Sellers listed on Schedule 2.1(m) hereto.

                    (d)  Taxes.  Sellers' right to any refund of any
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               federal, state or local tax, charge, fee, duty, levy or
               other assessment, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales (retail occupation), use, franchise, excise, value added, stamp, leasing, lease, user, equalization, windfall profits, severance, employee's income withholding, unemployment and Social Security taxes and other withholding taxes, including any interest, penalties or additions to tax attributable thereto (collectively, "Taxes"), for amounts paid by Sellers through the date hereof, that are imposed by any Governmental Authority (as defined in Section 2.1(b) hereof), except to the extent any portion thereof was paid or is attributable to amounts paid by Purchaser.

                    (e)  Accounts Receivable.  All billed and unbilled
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               costs and accounts, notes, fees, commissions, and all other receivables payable to Sellers, other than the Franchisee Notes, accruing prior to the date hereof and all billed and unbilled costs and accounts, notes, fees, commissions and all other receivables payable to Sellers (including receivables owing by officers, directors and employees of Sellers) prior to the date hereof, a list of which accounts receivable will be provided by Sellers on Schedule 1.2(e) hereto within fifteen (15) days after Closing (the "Closing Accounts Receivable"), together with all other rights to receive and collect monies due Sellers that have accrued, or arise with respect to matters in existence prior to the date hereof, including any right as plaintiff or claimant in any action or proceeding arising out of facts in existence on or prior to the date hereof.

                    (f)  Insurance Policies.  All insurance policies and
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               refunds due Sellers upon cancellation of such policies
               subsequent to the date hereof.

                    (g)  Related Enterprises.  Any properties, assets and
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               rights comprising or used in MSI Search Division, the SCI
               Search Division or the PDQS Division.

                    (h)  Headquarter Office.  Assets and properties located
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               in Sellers' headquarter offices, including Sellers' pay/bill computer system and peripheral equipment.

                    (i)  This Agreement.  All rights of Sellers or Lindberg
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               under this Agreement or any Related Agreements (as defined in Section 2.1(a) hereof) to which Sellers, Lindberg or any of them is a party.

                    (j)  Current Assets.  All current assets of Sellers,
                         --------------
               including prepaid expenses.

               1.3  Assumption of Liabilities.  Purchaser does not and
                    -------------------------
          shall not assume or agree to pay, perform or discharge any liability or obligation of Sellers except as expressly provided herein. Upon and subject to the terms, conditions, representations and warranties contained herein, Purchaser assumes and agrees to pay, perform and discharge when due the liabilities and obligations of Sellers under the Assigned Contracts set forth on Schedule 1.1(f) hereto and the obligation to pay unpaid vacation pay of employees of the Business that has accrued prior to the date hereof, and no other liabilities or obligations of Seller.

               1.4  Excluded Liabilities.  Except with respect to the
                    --------------------
          Assigned Contracts and vacation pay, and regardless of whether any of the following may be disclosed to Purchaser pursuant to
          Section 2.1 hereof or otherwise, or whether Purchaser may have knowledge of the same, Purchaser does and shall not assume, and has and shall have no liability or responsibility for, any debts, liabilities, obligations, claims, expenses, Taxes, contracts, accounts payable or commitments of Sellers of any kind, character or description, whether accrued, absolute, contingent or otherwise, arising out of any act or omission occurring or state of facts existing prior to or on the date hereof (the "Excluded Liabilities"), including, without limitation, any liability of Sellers relating to or arising from (i) the breach by a Seller of its obligations under the Assigned Contracts, other than a breach of an anti-assignment clause disclosed hereunder or other breach arising by reason of the assignment of an Assigned Contract disclosed hereunder, (ii) any infringement by a Seller of the rights of others with respect to the Business, (iii) any liability of Sellers for Taxes, including specifically, without limitation, any social security taxes or other Taxes relating to employees of Sellers, any employment or withholding Taxes upon employees of Sellers, any income, capital gains, franchise, capital, sales, use or transfer Taxes that may be due in connection with the consummation of the transactions contemplated hereby; (iv) any accrued and unpaid payroll, severance, bonus, obligations to employees of Sellers existing at the date hereof;
          (v) any liability or obligations under, or directly or indirectly relating to, any "employee benefit plan" (as defined in ERISA) or any other plans, programs or arrangements of any kind relating to employee benefits sponsored or maintained by Sellers, whether or not identified on Schedule 2.1(m) hereto; and (vi) any liability or obligation of Sellers for current or long-term indebtedness or payables or amounts owing to any of Sellers' respective officers, directors, shareholders or any of its or their affiliates or any other third party, including the Cleveland Purchase Note.

               1.5  Purchase Price.
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                    (a)  Purchase Price.  In consideration of the Purchased
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               Assets, Purchaser is paying Sellers an aggregate purchase
               price (the "Purchase Price") equal to the product of Five
               (5) times the Final Adjusted Profits (as defined in Section 1.5(e) hereof) plus $223,144 for the Franchise Notes minus $204,000 for certain advertising funds.

                    (b)  Payment.  Subject to Section 1.5(c) hereof, the
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               Purchase Price is being paid as follows:  (i) Thirteen
               Million, Eight Hundred Sixty-Eight Thousand, Three Hundred Forty-Four Dollars ($13,868,344.00) by wire transfer of immediately available funds to such accounts as Sellers have designated (the "Closing Payment"); and (ii) a Promissory
               Note in form reasonably satisfactory to Sellers in the principal amount of One Million, Five Hundred Thirty-Eight Thousand Eight Hundred Dollars ($1,538,800.00) (together with the replacement Note contemplated by Section 1.5(c) hereof, if any, the "Note"). The Note principal and all accumulated interest are payable on the eighteen (18) month anniversary hereof. The Note bears interest at the floating rate (the "Interest Rate") equal to One and One-Quarter percent over the rate of interest at which thirty (30) day dollar deposits are offered by prime lenders in the London inter-bank market (LIBOR + 1 1/4) compounded monthly. The
               Note is subject to a right of offset as provided in Section
               5.5 hereof.

                    (c)  Compensating Payment.  If the product of Five (5)
                         --------------------
               times the Final Adjusted Profits is greater than or less than Fifteen Million, Three Hundred Eighty-Eight Thousand Dollars ($15,388,000), a compensating payment (the "Compensating Payment") equal to such difference shall be made within five (5) days after the Determination (as defined in Section 1.5(e) hereof) of the Final Adjusted Profits. The Compensating Payment shall be paid by Purchaser if the Final Adjusted Profits are greater than Fifteen Million, Three Hundred Eighty-Eight Thousand Dollars ($15,388,000) or by Sellers if the Final Adjusted Profits are less than Fifteen Million, Three Hundred Eighty-Eight Thousand Dollars ($15,388,000), in either case by wire transfer of immediately available funds to such accounts as the payee thereof designates in writing within two (2) days after such Determination. The Compensating Payment shall bear interest at the Interest Rate, payable with the principal sum thereof. Notwithstanding the foregoing, if the Compensating Payment would otherwise equal or exceed Five Hundred Thousand Dollars ($500,000), then ten percent (10%) thereof shall not be paid as provided above, but shall be added to or subtracted from the principal amount of the Note, in which case Purchaser shall simultaneously issue a replacement Note reflecting the increased or decreased principal amount upon delivery and cancellation of the existing Note held by Seller.

                    (d)  Final Adjusted Profits.  For purposes of this
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               Agreement, (i) "Sellers' Portion of Final Adjusted Profits"
               shall mean the combined Temporary Help Division Profits of Sellers (as more fully described in Schedule 1.5(d)(i) hereto) for the period April 1, 1995, until the date hereof
               (A) increased by fifty percent (50%) of the worker's compensation expense, all franchise sales expense, all cash settlements for incentive awards, and all deferred compensation payments made to Medford otherwise reflected in the calculation of such Temporary Help Division Profits, and
               (B) decreased by any initial franchise fees otherwise included in such Temporary Help Division Profits; (ii) "Purchaser's Portion of Final Adjusted Profits" shall mean the profits of the Business from the date hereof through March 31, 1996; provided, however, that the "Selling,
                               --------  -------
               General, and Administrative Expenses" (as more fully described in Schedule 1.5(d)(ii) hereto) included in determining Purchaser's Portion of Final Adjusted Profit will be limited to a maximum amount equal to the average monthly Selling, General, and Administrative Expenses included in Seller's Portion of Final Adjusted Profits for the five-month period from October 1, 1995, through February 29, 1996; and (iii) the "Final Adjusted Profits" shall mean the sum of Seller's Portion of Final Adjusted Profits and Purchaser's Portion of Adjusted Profits, reduced by Five Hundred Thousand Dollars ($500,000) for the entire twelve month period from April 1, 1995, to March 31, 1996, as a pro forma charge for corporate expenses.

                    (e)  Accounting Determinations.  The following
                         -------------------------
               provisions apply to the calculation of Final Adjusted
               Profits:

                         (i)  For purposes of determining the Final
                    Adjusted Profits, Sellers shall deliver to Purchaser upon receipt their audited financial statements, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), for their fiscal year ended March 31, 1996 (the "1996 Financial Statements"), and for the three (3) fiscal year period then ended, together with their calculation of Sellers' Portion of Final Adjusted Profits, based on the 1996 Financial Statements (the "Sellers' Statement of Adjusted Profits"). The determinations set forth in the Sellers' Statement of Adjusted Profits shall be a final and binding determination (a "Determination") on the parties hereto unless timely disputed by Purchaser pursuant to paragraph (iii) below.

                         (ii)  For purposes of determining the Final
                    Adjusted Profits, Purchaser shall deliver to Sellers upon preparation its internally prepared, unaudited financial statements, prepared in accordance with GAAP, for the period from the date hereof until March 31, 1996, together with its calculation of Purchaser's Portion of Final Adjusted Profits (the "Purchaser's Statement of Adjusted Profits"). The determinations set forth in the Purchaser's Statement of Adjusted Profits shall be a final and binding determination (a "Determination") on the parties hereto unless timely disputed by Sellers pursuant to paragraph (iii) below.

                         (iii) If a party (the "Disputing Party") disputes the determinations made by the other party (the "Determining Party") in a Statement prepared pursuant to clause (i) or clause (ii) above, as the case may be, the Disputing Party shall deliver written notice of such dispute within ten (10) days of receipt of the Statement at issue, setting forth the nature of the dispute and the Disputing Party's determination of the proper calculation (a "Notice of Dispute"). The Determining Party shall, within ten (10) days of receipt of a Notice of Dispute, notify the Disputing Party in writing that it challenges the calculation in the Notice of Dispute, or it will be conclusively deemed to have accepted such calculations, which shall be the Determination thereof. If the Determining Party so notifies the Disputing Party, the dispute shall be submitted within ten (10) days of such notification to Ernst & Young (the "Arbiter") for its determination of the dispute, which shall be the Determination thereof. The costs and expenses incurred in connection with a determination by the Arbiter shall be allocated by the Arbiter, in its discretion, in proportion to the relative success of the parties as to the dispute.

               1.6  Allocation of Purchase Price.  Purchaser and Sellers
                    ----------------------------
          agree that the fair market value of the Purchased Assets that constitute Class I, II and III Assets (as such terms are defined in Treasury Regulation Section 1.1060-IT(d) of the Internal Revenue Code of 1986, as amended (the "Code")) shall be as set forth on Schedule 1.6 hereto. Purchaser and Sellers further agree that (i) the Purchase Price shall be allocated among the Purchased Assets in the manner required by Treasury Regulation
          Section 1.1060-IT based on the fair market values set forth on such Schedule; (ii) such allocation shall be binding on Purchaser and Sellers for all federal, state and local tax purposes; (iii) Purchaser and Sellers shall file with their respective federal income tax returns consistent IRS Forms 8594: Asset Acquisition Statement Under Section 1060, including any required amendments or supplements thereto ("Form 8594"), which shall reflect such allocation; and (iv) Purchaser shall prepare such Forms 8594 and shall deliver Sellers' copy to Sellers so that Sellers may file such Form or any amendments or supplements thereto with their respective federal income tax returns. Sellers also agree to assist Purchaser and provide Purchaser with any information necessary for the completion of such Forms 8594.

               1.7  Closing.  The closing (the "Closing") of the
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          transactions provided for herein are taking place simultaneously with the execution and delivery hereof, to be effective as of 12:01 A.M. local time.

               1.8  Apportionment.  All income and expenses not otherwise
                    -------------
          specifically provided for herein pertaining to Sellers' Business, including without limitation all prepaid sums and fees, service charges, advertising and rental charges, prepaid rentals and advertising, utility charges, payments under the Assigned Contracts, accrued and prepaid expenses, staff salaries, payroll taxes, vacation pay and benefits shall be prorated between Purchaser and Sellers as of the date hereof based on the number of business days so that Sellers shall receive all revenues and shall be responsible for all expenses and liabilities allocable to the period prior to the date hereof and Purchaser shall receive all revenues and shall be responsible for all expenses and liabilities allocable to the period beginning on and continuing after the date hereof, with Purchaser and Sellers to cooperate with one another in calculating all such prorated items, and to make a payment one to the other, as appropriate, within sixty (60) days of the date hereof for the net amount of such prorated items to reflect the foregoing. Further, within sixty (60) days of the date hereof, Sellers may submit to Purchaser invoices or other evidence of expenditures for advertising provided by Sellers on behalf of its franchisees and Purchaser shall promptly reimburse Sellers for such expenditures.

                                      ARTICLE 2

                            REPRESENTATIONS AND WARRANTIES

               2.1  Representations and Warranties of Sellers and Lindberg.
                    ------------------------------------------------------
          To induce Purchaser to enter into this Agreement, Sellers and Lindberg, jointly and severally, represent and warrant to Purchaser as follows:

                    (a)  Due Incorporation; Authority.
                         ----------------------------

                         (i) Lindberg has full legal capacity to execute, deliver and perform this Agreement and all of the other agreements and documents to be executed by him in connection with and pursuant to this Agreement, including, without limitation, a Noncompetition Agreement (collectively, the "Lindberg Agreements").

                         (ii) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each Seller has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement and all of the other agreements to be executed by it in connection with and pursuant to this Agreement, including, without limitation, the Noncompetition Agreement and the Bills of Sale (as defined in Section 4.1 hereof) (collectively, the "Seller Agreements" and, together with the Lindberg Agreements, the "Related Agreements"). Except as set forth on Schedule 2.1(a), each Seller is qualified to do business and is in good standing in Georgia and is duly qualified in all jurisdictions in which the character and location of assets owned or leased by it, or the nature of the business transacted by it, or both, require such qualification, except where the failure to be so qualified would not have a material adverse effect on Sellers or the Business, each of which jurisdictions is identified in Schedule 2.1(a) hereto. Neither Seller is required to be qualified as a foreign corporation in any other jurisdictions.

                         (iii) Lindberg owns, beneficially and of record, all of the issued and outstanding capital stock of each Seller. Lindberg has consented to the consummation of the transactions contemplated by this Agreement as the sole shareholder of each Seller.

                         (iv) Each of Seller's and Lindberg's execution, delivery, and performance of this Agreement and the Related Agreements have been duly and validly authorized by all necessary corporate or other action on the part of the given Seller and of Lindberg. This Agreement and the Related Agreements have been duly executed and delivered by each Seller and by Lindberg and this Agreement and the Related Agreements constitute the legal, valid and binding obligations of each Seller and enforceable in accordance with their respective terms against each Seller and Lindberg, jointly and severally, except to the extent that such validity, binding effect or enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general equitable principles.

                    (b)  No Restrictions Against Performance.  Except as
                         ------------------------------------
               set forth on Schedule 2.l(b) hereto, neither the execution and delivery, nor the performance of this Agreement or the Related Agreements by either Seller or by Lindberg, nor the consummation of the transactions contemplated in this Agreement or in the Related Agreements will violate any provision of or conflict with either Seller's Articles of Incorporation or By-Laws or will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or condition under, (i) any federal, state or local law, statute, ordinance, regulation or rule, that is or may be applicable to Sellers, Lindberg, the Business or any of the Purchased Assets; (ii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which either of Sellers or Lindberg is a party or by which either of Sellers, Lindberg, the Business or any of the Purchased Assets is or may be bound; or (iii) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency (collectively, a "Governmental Authority") by which either of Sellers, Lindberg, the Business or any of the Purchased Assets is or may be bound. The execution and delivery of this Agreement and the Related Agreements by each Seller and Lindberg and the performance by each Seller and Lindberg of the transactions contemplated herein and therein will not constitute an act of bulk sale, bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other law for the protection of debtors or creditors.

                    (c)  Third-Party and Governmental Consents.  Except as
                         -------------------------------------
               set forth on Schedule 2.1(c) hereto, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any Governmental Authority or other third party is required on the part of either of Sellers or in connection with the execution of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

                    (d)  Assigned Contracts.  Except as set forth on
                         ------------------
               Schedule 2.1(d) hereto, each of the Assigned Contracts is valid and in full force and effect and constitutes the legal, valid and binding obligation of Seller and, to the best of Sellers' and Lindberg's knowledge, the other parties thereto, enforceable against the given Seller and, to the best of Sellers' and Lindberg's knowledge, the other parties thereto in accordance with its terms, and there are no existing violations or defaults by Seller or, to the best of Sellers' and Lindberg's knowledge, by any other party thereto and no event, act or omission has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would result in a violation or default thereunder. No other party to any such Assigned Contract has in writing or otherwise asserted the right, and, to the best of Sellers' and Lindberg's knowledge, no basis exists for the assertion of any enforceable right, to renegotiate, or cancel or terminate prior to the full term thereof, any of the terms or conditions of any such Assigned Contract, nor does either Seller or Lindberg have any knowledge that any party to any such Assigned Contract intends not to renew any such Assigned Contract upon termination of its current term. Except as set forth on Schedule 2.1(d) hereto, all of Sellers' rights to and under each of the Assigned Contracts are fully and freely assignable by Sellers to Purchaser, and no consent of any party to any of the Assigned Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Sellers have heretofore delivered to Purchaser true, correct and complete copies of each of the Assigned Contracts.

                    (e)  Title.  Except as otherwise identified on Schedule
                         -----
               2.1(e) hereto, Sellers have, and pursuant to this Agreement will convey, sell, transfer, assign and deliver to Purchaser, good, valid, marketable, legal and beneficial title to all of the Purchased Assets, free and clear of all liens, liabilities, claims, security interests, mortgages, pledges, agreements, obligations, restrictions, or other encumbrances of any nature whatsoever, whether absolute, legal, equitable, accrued, contingent or otherwise, including, without limitation, any rights of first refusal as to any of the Purchased Assets (collectively, "Liens"). There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any person or entity other than Purchaser to acquire any interest in all, or any part of, the Purchased Assets. All of Sellers' leasehold or other executory interests in and to the Purchased Assets are fully and freely assignable, except as set forth in Schedule 2.1(e) hereto.

                    (f)  Trademark Rights; Proprietary Information.
                         -----------------------------------------
               Schedule 2.l(f) hereto is a true, correct and complete list of the Intellectual Property. Except as disclosed on
               Schedule 2.1(f) hereto:

                         (i) all of the Intellectual Property is owned by Sellers or one of them free and clear of any Liens, and is not subject to any license, royalty or other agreement;

                         (ii) none of the Intellectual Property has been or is the subject of any pending or threatened litigation or claim of infringement;

                         (iii) no license or royalty agreement to which either Seller is a party is in breach or default by any party thereto or the subject of any notice of termination given or threatened;

                         (iv) the Purchased Assets do not infringe any trademark, trade name, service mark or name, copyright, trade secret, or confidential or proprietary rights of another, and neither of Sellers nor Lindberg has received any notice contesting Sellers' right to use any Intellectual Property, except as previously disclosed to Purchaser;

                         (v) Neither Seller has granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property, except as provided in the Franchise Agreements (as defined in Section 2.1(v) hereof); and

                         (vi) Sellers own or possess, and pursuant to this Agreement are conveying, selling, transferring, assigning and delivering to Purchaser, adequate rights in perpetuity in and to all Intellectual Property necessary to conduct the Business relating to the Purchased Assets, except as otherwise provided in the Service Mark License Agreement (as defined in Section
                    3.7 hereof).

                    (g)  Solvency and Payment of Liabilities.  Each Seller
                         -----------------------------------
               is not, either as a result of the transactions contemplated by this Agreement or otherwise, insolvent, as such term is defined in Title 11-Bankruptcy of the United States Code or any state statute relating to insolvency; the sum of each Seller's debts is not greater than all of its property as a result of the transactions contemplated herein or otherwise; and each Seller is able to pay its debts as they mature.

                    (h)  Litigation.  Except as set forth on Schedule
                         ----------
               2.1(h), there is no judicial or administrative action, suit or proceeding pending or, to the best of Sellers' and Lindberg's knowledge, threatened against or relating to either Seller, Lindberg, the Purchased Assets or the transactions contemplated hereby, before any federal, state or local court, arbitration tribunal or Governmental Authority, and neither Seller nor Lindberg is aware of any facts or circumstances that may give rise to any of the foregoing. There are no claims, actions, suits, proceedings or investigations pending or, to the best of Sellers' and Lindberg's knowledge, threatened by or against either Seller or Lindberg with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and neither Seller nor Lindberg has reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation. Neither Seller nor Lindberg is the subject of any order, judgment, decree, injunction or stipulation of any court or other Governmental Authority.

                    (i)  Compliance with Laws; Permits.  Seller has
                         -----------------------------
               complied in all material respects, during the last three years, with all applicable federal and state domestic and foreign laws, rules, regulations, judgments, orders and other legal requirements (including, but not limited to, those relating to environmental, safety and labor matters) affecting its Business. Schedule 2.l(i) hereto sets forth a true, correct and complete list of all permits, licenses, franchises, orders, certificates and approvals (collectively, the "Permits") of any Governmental Authority relating to either Seller, the Purchased Assets or the Business. The Permits constitute all material permits, licenses, franchises, orders, certificates and approvals which are required for the lawful operation of the Business and the operation of the Purchased Assets. Each Seller is in compliance in all material respects with all such Permits and each Seller owns or has owned or had valid Permits to use all properties, tangible or intangible, necessary for the conduct of the Business and the operation of the Purchased Assets in the manner in which they are presently conducted and operated.

                    (j)  Insurance.
                         ---------

                         (i) Schedule 2.1(j)(i) contains a true, correct and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned or held by either Seller applicable to the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all contracts to which either Seller is a party, and are valid, outstanding and enforceable policies applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. To the extent insurable, the Purchased Assets are insured by Sellers, under such policies of fire, casualty, liability or other forms of insurance in such amounts and against such risks and losses as are reasonably adequate for the Purchased Assets.

                         (ii) Set forth on Schedule 2.1(j)(ii) is a list of all claims that have been made against either Seller in the last three (3) years for workers' compensation, general liability or property damage, whether insured under insurance policies or otherwise, applicable to the Business or any of the Purchased Assets. Except as set forth on said list, there are no pending or threatened claims under any such insurance policy or otherwise applicable to the Business or the Purchased Assets. Such claim information includes the following information with respect to each accident, loss or other event: (a) the identity of the claimant; (b) the date of the occurrence; (c) the status as of the report date; and (d) the amounts paid or expected to be paid or recovered.

                    (k)  Taxes.
                         -----

                         (i) All Taxes of Sellers have been duly paid or are adequately provided for and adequately reserved (excluding for this purpose the liability for deferred taxes). In addition, all tax reports required (A) to be timely filed by either Seller on or prior to the date hereof have been filed by such Seller on or prior to the date hereof, or (B) to be timely filed by either Seller after the date hereof, relating to taxes that accrue on or before the date hereof, will be filed by such Seller.

                         (ii) There are no agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of unpaid tax of either Seller nor are there any actions, suits, proceedings, investigations or claims now pending against either Seller with respect to any such unpaid taxes, or any matters under discussion with any Governmental Authority relating to any amount of any such unpaid taxes. Except as otherwise set forth on
                    Schedule 2.1(k), no tax reports of Sellers have been audited or are in the process of being audited by the applicable taxing authorities, and there is no tax deficiency outstanding, proposed or assessed against either Seller.

                              (iii)  There are no Taxes that are or could
                    constitute a Lien on the Purchased Assets or that could have an adverse effect on the Purchased Assets, the Business or Purchaser.

                    (l)  Condition and Sufficiency of Assets.  Except as
                         -----------------------------------
               disclosed on Schedule 2.l(l), all of the tangible assets and properties of Sellers, whether owned or leased, relating to the Business or constituting a portion of the Purchased Assets have been well-maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. The Purchased Assets constitute all of the tangible and intangible assets which are required for the operation of the Business as it is presently conducted, except for cash and working capital on hand or in transit and in the bank account(s) of Sellers.

                    (m)  Employee Benefit Plans.
                         ----------------------

                         (i)  Except as set forth on Schedule 2.1(m)
                    hereto, none of Sellers nor any other member of the Controlled Group (A) has at any time maintained, contributed to or participated in, (B) has or had at any time any obligation to maintain, contribute to or participate in, or (C) has any liability or contingent liability, direct or indirect, with respect to: any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), oral or written retirement or deferred compensation plan, incentive compensation plan, stock plan, consulting agreement, unemployment compensation plan, vacation pay plan, severance plan, bonus plan, stock compensation plan or any other type or form of employee-related (or independent contractor-related) arrangement, program, policy, plan or agreement. For purposes of this Agreement, the term "Controlled Group" shall refer to Sellers and each other corporation or other entity under common control with Sellers (pursuant to the provisions of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code)) at any time during the sixty (60) month period ending on the date hereof.

                         (ii)  With respect to each plan, program,
                    arrangement, agreement or policy included, or required to be included, in Schedule 2.1(m) hereto (the "Benefit Plans"): (A) there has been no violation of any applicable provision of ERISA; (B) each Benefit Plan intended to quality under Section 401(a) of the Code or for any other tax-exempt or tax-favored status under the code so qualifies; (C) none of Sellers nor any other member of the Controlled Group is subject to any outstanding or potential liability or obligation, direct or indirect, relating to any such Benefit Plan; and (D) there are no actual or potential claims or actions (other than claims for benefits in the normal course) relating to any such Benefit Plan.

                         (iii) With respect to the Benefit Plans covering any current or former employee of Sellers, Sellers have delivered to Purchaser correct and complete copies of:
                    (A) each of such Benefit Plans; (B) all trust agreements, insurance contracts or other funding vehicles related to one or more of such Benefit Plans; and (C) the most recent Forms 5500 relating to such Benefit Plans.

                    (n)  Accounts Receivable.
                         -------------------

                         (i)  Schedule 2.1(n)(i) hereto contains a
                    description of the Accounts Receivable of Sellers arising from the Business as close to the date hereof as possible and a true and accurate aging Schedule thereof.

                         (ii) Except as set forth on Schedule 2.1(n)(ii), to the best of Sellers' and Lindberg's knowledge, no Account Receivable is subject to any claim for reduction, set-off, counterclaim, recoupment or other claim for credit, allowances or adjustments by the obligor thereof in excess of Ten Thousand Dollars ($10,000).

                         (iii) Schedule 2.1(iii) sets forth the balances as of the date hereof of the outstanding obligations under the Franchisee Notes.

                    (o)  Real Property.  Sellers own no real property
                         -------------
               relating to the Business.

                    (p)  Personal Property.  Schedule 2.1(p) sets forth a
                         -----------------
               true and complete list of all of the tangible personal property used by Sellers in the Business having an original acquisition cost of Five Thousand Dollars ($5,000) or more.
               Schedule 2.1(p) also sets forth all leases of personal property binding upon either Seller or any of their assets or properties, and all items of personal property covered thereby. All of such tangible personal property is presently utilized in the ordinary course of the Business. Sellers have delivered to Purchaser true and complete copies of all such personal property leases.

                    (q)  Contracts.  Schedule 2.1(q) lists all material
                         ---------
               contracts and arrangements of the following types, whether oral or written, relating to the Business to which either Seller is a party or by which either is bound, or to which any of the Purchased Assets is subject:

                         (i)  any collective bargaining agreement;

                         (ii) any contract or arrangement of any kind with any employee, officer or director of either Seller or any of their affiliates;

                         (iii) any contract or arrangement with a sales representative, dealer, broker, marketing, sales agency, advertising agency or other person engaged in sales, distributing, marketing or promotional activities, or any contract to act as one of the foregoing on behalf of any person;

                         (iv) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of Five Thousand Dollars ($5,000);

                         (v) any contract or arrangement pursuant to which either Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

                         (vi)  any indenture, credit agreement, loan
                    agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;

                         (vii) any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

                         (viii) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of either Seller;

                         (ix) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of either Seller, or either Seller is granted the authority to act for or on behalf of any person;

                         (x) any contract for which the full performance thereof may extend beyond sixty (60) days from the date of this Agreement;

                         (xi) any contract not made in the ordinary course of business which is to be performed at or after the date of this Agreement;

                         (xii) any contract relating to any acquisition or disposition of either Seller or any material amount of Purchased Assets or any acquisition or disposition of any subsidiary or division of either Seller during the six (6) years prior to the date of this Agreement; and

                         (xiii) any contract not specified above that is material to either Seller.

               Except for various leases of equipment identified on
               Schedule 1.1(a), Sellers have delivered to Purchaser or have given Purchaser access to true and complete copies of each document listed on Schedule 2.1(q), and a written description of each oral arrangement so listed. Sellers have delivered to Purchaser accurate copies of each form which has been used in the Business and is in effect with respect to any third party on the date hereof.

                    (r)  Labor Matters.  Sellers have and currently are
                         -------------
               conducting the Business in full material compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment. Except as disclosed on
               Schedule 2.1(r), the relationships of Sellers with its employees are, as a general matter and to the best of Sellers' and Lindberg's knowledge, good and there is, and during the past five (5) years there has been, no labor strike, dispute, slowdown, work stoppage or other labor difficulty actually pending or threatened against or involving Sellers. None of the employees of Sellers is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three (3) years has been made to organize any employees of Sellers to form or enter a labor union or similar organization.

                    (s)  Customers.
                         ---------

                         (i) Schedule 2.1(s)(i) sets forth a list of the Twenty (20) largest customers of the Business, in terms of revenue, during each of the 1994 and 1995 fiscal years, and through February 23 of fiscal year 1996 (collectively, the "Major Customers"), showing the approximate total revenue received in each such period from each such customer.

                         (ii) Except as set forth on Schedule 2.1(s)(ii), no customer represented in excess of Five percent (5%) of the total revenue of the Business during the 1995 fiscal year and through February 23 of fiscal year 1996.

                         (iii) Except to the extent set forth in Schedule 2.1(s)(iii), since December 31, 1995, there has not been any adverse change in the business relationship, and there has been no material dispute, between Sellers and any Major Customer, and Sellers and Lindberg have no knowledge of any indications that any Major Customer intends to reduce its purchases from Sellers.

                    (t)  Historical Financial Information.  The unaudited
                         --------------------------------
               financial statements of Sellers for the nine (9) months ended December 31, 1995, and the audited financial statements for each of the fiscal years ended in 1994 and 1995, copies of which are annexed hereto as Schedule 2.1(t) (collectively the "Financial Statements") have been, and the 1996 Financial Statements will be, prepared in a manner consistent with that used in prior years' reporting. The Financial Statements present, and the 1996 Financial Statements will present, fairly the financial position, assets and liabilities of Sellers as of the dates thereof and the revenues, expenses, results of operations and cash flows of Sellers for the periods covered thereby, all in accordance with prior reporting methods and have been or will be prepared in accordance with GAAP. The Financial Statements are, and the 1996 Financial Statements will be, in accordance with the books and records of Sellers, do and will not reflect any material transactions which are not bona fide transactions made in the ordinary course of business, and do and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Financial Statements make, and the 1996 Financial Statements will make, full and adequate disclosure of, and provision for, all material obligations and liabilities of Sellers as of the dates thereof. The books and records of Sellers have been maintained in accordance with applicable laws, rules and regulations, and in the ordinary course of business.

                    (u)  No Adverse Effects or Changes.  Except as listed
                         -----------------------------
               on Schedule 2.1(u), since December 31, 1995, Sellers have not:

                         (i) incurred any obligation or entered into any contract relating to the Business which either (A) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, Twenty-Five Thousand Dollars ($25,000) or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of Twenty-Five Thousand Dollars ($25,000), or (B) has a term of, or requires the performance of any obligations by Sellers over a period in excess of, six (6) months;

                         (ii)  taken any action, or entered into or
                    authorized any contract or transaction other than in the ordinary course of business and consistent with past practice;

                         (iii) sold, transferred, conveyed, assigned or otherwise disposed of any of Sellers' assets other than in the ordinary course of business;

                         (iv) waived, released or cancelled any claims against third parties or debts owing to it, or any rights that have any value;

                         (v) made any changes in its accounting systems, policies, principles or practices;

                         (vi)  authorized for issuance, issued, sold,
                    delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of the terms of any such securities;

                         (vii) made any borrowings, incurred any debt (other than trade payables in the ordinary course of business), or assumed, guaranteed, endorsed or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, except for endorsements of negotiable instruments in the ordinary course and except for ordinary course borrowings under Sellers' revolving loan with Textron Financial Corporation;

                         (viii)  made any loans, advances or capital
                    contributions to, or investments in, any other person;

                         (ix) entered into, adopted, amended or terminated any bonus, profit-sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee, or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

                         (x) except for capital expenditures contemplated by (xi) below, acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Business;

                         (xi) authorized or made any capital expenditures relating to the Business which individually or in the aggregate are in excess of Ten Thousand Dollars ($10,000);

                         (xii) made any Tax election or settled or compromised any federal, state, local or foreign income Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

                         (xiii)  paid or agreed to pay any amount in
                    settlement or compromise of any suits or claims of liability against Sellers or their directors, officers, employees or agents;

                         (xiv) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any material contract or arrangement, or breached the terms of any material contract or arrangement, or paid any amount not required by law or by any contract; or

                         (xv) taken any other action that would have a material adverse effect on the Business or the Purchased Assets, including, without limitation, the value or condition thereof.

                    (v)  Franchise Matters.
                         -----------------

                         (i)  Attached hereto as Schedule 2.1(v) is a
                    complete and accurate list of (i) all locations for which Sellers have entered into a franchise agreement (as franchisor) with respect to the Business; (ii) all development agreements for franchises to which Sellers have entered into (as franchisor) with respect to the Business; and (iii) all option agreements for franchises with certain optionees which Sellers have entered into as franchisor with respect to the Business (collectively, the "Franchise Agreements"). Sellers have previously delivered to Purchaser true and correct copies of all Franchise Agreements and amendments thereto. Except as set forth on Schedule 2.1(v) hereto, the Franchise Agreements are valid and binding obligations of Sellers, as the case may be, and are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles. Sellers are not in material default with respect to any of the Franchise Agreements, have performed all material obligations required to be performed by them thereunder and have not performed any material act that is prohibited under any of the Franchise Agreements. Except as set forth in Schedule 2.1(v), neither Sellers nor Lindberg has knowledge of any facts indicating that any of the other parties to the Franchise Agreements (the "Franchisees") intends to terminate a Franchise Agreement or the relationship created thereby.

                         (ii)  Sellers have previously delivered to
                    Purchaser a true and correct copy of the disclosure statements of Sellers used at any time in the past or currently in the offer and sale by Sellers or either of them of franchise area development rights and franchises required to be delivered to prospective franchisees pursuant to the rules and regulations of the Federal Trade Commission or state law. Such disclosure statement complies in all material respects with the requirements of the rules and regulations of the Federal Trade Commission. Sellers have previously delivered to Purchaser true and correct copies of all applications containing Uniform Franchise Offering Circulars required to be filed with the appropriate state authorities in jurisdictions where such filings are or were required. Such applications have been declared effective in all jurisdictions where Sellers are required to file such applications; and there are no stop orders or other proceedings in effect or threatened which would prohibit or impede the ability of Purchaser to solicit or sell franchises in such jurisdictions, except that supplemental filings may be required to reflect the transactions contemplated by this Agreement. Except as set forth on Schedule 2.1(v), the disclosure statement and the Uniform Franchise Offering Circulars do not contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Sellers have sold or solicited for the sale of franchises only in compliance with all applicable laws governing such activity. Except as set forth on Schedule 2.1(v), there are no actions or proceedings pending or threatened, alleging failure to comply with the laws of any jurisdiction relating to the solicitation or sale of franchises.

                         (iii)  The aggregate amount contributed or
                    required to be contributed to the National Advertising Fund, as provided in the Franchise Agreements, is Two Hundred Four Thousand Dollars ($204,000).

                    (w)  Broker's Fees.  Other than John Hamachek &
                         -------------
               Company, no agent, broker or other person acting pursuant to the express or implied authority of either Seller or Lindberg is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against a Seller, Lindberg or Purchaser as a result of any actions by a Seller or Lindberg for a commission or finder's fee. The commission or finder's fee payable to John Hamachek & Company shall be paid by Sellers or Lindberg and each of Sellers and Lindberg agrees to indemnify Purchaser against any claim for any commission or finder's fee made by any agent, broker or other person acting pursuant to the express or implied authority of a Seller or Lindberg.

                    (x)  No Misstatements or Omissions.  No representation
                         -----------------------------
               or warranty made in this Agreement or on any Schedule hereto by a Seller or Lindberg is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect. All of the Schedules hereto applicable to Sellers or Lindberg will constitute representations and warranties by Sellers and Lindberg herein. All representations, covenants and warranties made by or on behalf of Sellers or Lindberg in this Agreement will be deemed to have been relied upon by Purchaser (not withstanding any investigation by Purchaser), unless Purchaser has obtained, prior to Closing, actual knowledge that such representation or warranty is untrue. Any Schedule referenced in a given paragraph or section hereof (and the matters contained therein) shall be deemed to modify all sentences of such paragraph or section.

               2.2  Representations and Warranties of Purchaser.  In order
                    -------------------------------------------
          to induce Sellers and Lindberg to enter into this Agreement, Purchaser represents and warrants to Sellers as follows:

                    (a)  Due Incorporation; Authority.
                         ----------------------------

                         (i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement and the Related Agreements, including, without limitation, the Noncompetition Agreements. Purchaser's execution, delivery, and performance of this Agreement and the Related Agreements have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and this Agreement and each of the Related Agreements constitute the legal, valid and binding obligation of Purchaser enforceable in accordance with its respective terms against Purchaser, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general equitable principles.

                         (ii) Purchaser is a wholly-owned subsidiary of Parent.

                    (b)  No Restrictions Against Performance.  Neither the
                         -----------------------------------
               execution and delivery, nor the performance of this Agreement, nor the consummation of the transactions contemplated hereby will violate any provision of or conflict with Purchaser's Certificate of Incorporation or By-Laws or will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or condition under, (i) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to Purchaser; (ii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which Purchaser is a party or by which Purchaser is bound; or (iii) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which Purchaser is bound, any of which, when taken as a whole, would have a material adverse affect on Purchaser.

                    (c)  Third-Party and Governmental Consents.  No
                         -------------------------------------
               approval, consent, waiver, order or authorization of, or
               registration, qualification, declaration, or filing with, or notice to, any Governmental Authority or other third party is required on the part of Purchaser in connection with the execution of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

                    (d)  Broker's Fees.  No agent, broker or other person
                         -------------
               acting pursuant to the express or implied authority of Parent or Purchaser is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against Sellers, Lindberg, Parent or Purchaser as a result of any actions by Purchaser, for a commission or finder's fee. Parent and Purchaser agree to indemnify Sellers and Lindberg against any claim for any such commission or finder's fee made by any agent, broker or other person acting pursuant to the express or implied authority of Parent or Purchaser.

                    (e)  Insurance.  Schedule 2.2(e) contains a true,
                         ---------
               correct and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned or held by Parent that will provide coverage with respect to the Business effective as of the Closing, except as otherwise required by applicable laws.

                    (f)  No Misstatements or Omissions.  No representation
                         -----------------------------
               or warranty made in this Agreement or on any Schedule hereto by Purchaser is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect. All of the Schedules hereto applicable to Purchaser will constitute representations and warranties by Purchaser herein. All representations, covenants and warranties made by or on behalf of Purchaser in this Agreement will be deemed to have been relied upon by Sellers and (notwithstanding any investigation by Sellers or Lindberg).


                                      ARTICLE 3

                           COVENANTS SUBSEQUENT TO CLOSING

               3.1  1996 Financial Statements.  Sellers shall prepare and
                    -------------------------
          deliver the 1996 Financial Statements required pursuant to
          Section 1.5(e) hereof within ninety (90) days after the date hereof.

               3.2  Further Assurances.  Sellers and Lindberg jointly and
                    ------------------
          severally agree, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good and valid title to the Purchased Assets free and clear of any Liens in accordance with this Agreement and to consummate the transactions contemplated by this Agreement.

               3.3   Change of Name.  From and after the date hereof, and
                     --------------
          other than in connection with the preparation and filing of tax returns and amendments, Sellers and Lindberg shall discontinue all further use, directly or indirectly, of the name "Temps & Co." or any variation thereof, and of any trademark, trade name, service mark or name, or logo used by Sellers or any word or logo that is similar in sound or appearance. Immediately following the Closing, Sellers will take all actions necessary to change the name of Temps & Co. to a name unrelated and not confusing with "Temps & Co." and shall provide thereafter to Purchaser copies of duly executed documents effecting the change in such name.

               3.4  Post-Closing Services.  For a period not to exceed One
                    ---------------------
          Hundred Eighty (180) days from and after the date hereof, Sellers shall provide computer processing and related services with respect to the Business in accordance with Sellers' current customary practices and procedures pursuant to a Services Agreement in form reasonably satisfactory to Purchaser and Sellers.

               3.5  Tax Records.  Purchaser shall allow Sellers access for
                    -----------
          six (6) years from the date hereof to existing records of the Business for income tax purposes that are in Purchaser's possession, and Purchaser shall use its good faith efforts to maintain such records for six (6) years unless specifically authorized by Sellers to the contrary.

               3.6  Satisfaction of Liabilities.  Sellers and Lindberg
                    ---------------------------
          covenant and agree that all outstanding obligations, liabilities, costs and expenses of relating to the Business will be paid, performed or otherwise discharged or provided for by Sellers, including, without limitation, the Excluded Liabilities, liabilities and obligations incurred by Sellers in connection with this Agreement and the transactions provided for herein or contemplated hereby, fees and expenses of Sellers' counsel, accountants and other experts, and all other expenses incurred by Sellers incident to the negotiation, preparation and execution of this Agreement or any of the transactions contemplated hereby, including Taxes, if any, payable by Sellers with respect to and resulting from the transactions contemplated by this Agreement.

               3.7  Service Mark License Agreement.  Sellers shall license
                    ------------------------------
          to Purchaser for no additional consideration the intellectual property utilized in the Business that are not included in the Purchased Assets (the "Licensed Marks") as identified more fully in and in accordance with a license agreement in form reasonably satisfactory to Purchaser and Sellers (the "Service Mark License Agreement"), pursuant to which Purchaser shall be granted a license of the Licensed Marks for a three (3) year period, except in the case of use by the Franchisees, as to whom the grant shall be into perpetuity.

               3.8  Employee Benefits.
                    -----------------

                    (a)  Continuation of Plans.  On and after the date
                         ---------------------
               hereof, Sellers (or any insurer at Sellers' cost) shall continue to process and, as required by law or to the extent provided in the given employee benefit plan or policy, pay (or cause to be processed and paid) in an expeditious manner and with respect to all current and former employees of Sellers performing, or having performed, services related to the Business (the "Employees") (and, to the extent applicable, their spouses, dependents and beneficiaries):

                         (i)  all claims under such "employee benefit
                    plans" (as defined under Section 3(3) of ERISA) maintained by Sellers that provide health and medical, or other welfare benefits submitted for covered expenses with respect to occurrences commencing on or prior to the date hereof, including, but not limited to, (A) covered hospital benefits for any confinements that commenced on or before the date hereof, including any covered charges of health care professionals relating to such confinements, and (B) any other covered medical or health expenses incurred on or before the date hereof;

                         (ii)  short-term and long-term disability
                    benefits, if any, for disabilities that commenced on or before the date hereof for the period that each of such affected individuals remain disabled;

                         (iii) life and survivor income benefits, if any, for deaths which occur on or prior to the date hereof;

                         (iv)  workers' compensation benefits for
                    disabilities resulting from work-related accidents which occurred on or prior to the date hereof;

                         (v) all benefits that are being, or that may be, paid to, or with respect to, any Employees who are on short or long-term disability, or medical, personal or other leaves of absence as of the date hereof (or who go on short- or long-term disability, or medical, personal or other leave of absence after the date hereof as a result of any injury, illness or other factor occurring on or prior to the date hereof) pursuant to the terms of such employee benefit plans as in effect immediately prior to the date hereof (including any subsequent benefit increases);

                         (vi) benefits under any "spending account," or similar arrangement, under any "cafeteria plan" (as defined under Section 125 of the Code), regardless of whether such benefits accrue before, on or after the date hereof; and

                         (vii) benefits under all other such employee benefit plans which accrue on or before the date hereof.

                    (b)  Continuation of Coverage.  Sellers (or any plan
                         ------------------------
               maintained by Sellers, at Sellers' cost) will provide continued health and medical coverage as required under
               Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable federal, state or local law or ordinance to all employees (and independent contractors) of Sellers (and their spouses, dependents and beneficiaries) with respect to whom a "qualifying event" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the applicable federal, state or local laws or ordinances occurred on or before the date hereof.

                    (c)  Incentive Awards.  Sellers shall make cash
                         ----------------
               settlements with any employees of the Business otherwise entitled to incentive awards as of the date hereof.

               3.9  Sublease Agreement.  Sellers shall lease to Purchaser
                    ------------------
          an aggregate of approximately One Thousand (1,000) square feet of office space as identified in and on the terms and conditions set forth in a letter agreement in form reasonably satisfactory to the parties hereto (the "Letter Agreement"). Purchaser and Sellers acknowledge that consent of the Sellers' landlord may be required for the Letter Agreement and hereby waive the requirement of such consent, provided that the failure to obtain such consent shall not affect the obligation of the parties to perform under the Letter Agreement.

               3.10  Insurance.  During the Indemnity Period, Purchaser
                     ---------
          shall maintain the insurance coverage for the Business as set forth in Schedule 2.2(e), except as otherwise required by applicable laws or as determined by Purchaser in the exercise of reasonable business prudence, and Sellers shall be additional insureds under such policies with respect to losses arising out of the Business after the Closing and during the Indemnification Period, it being understood and agreed that Purchaser is not obligated to provide any insurance coverage relating to any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the Business prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any state or facts existing as of, the Closing (regardless of whether or not referred to on a Schedule to this Agreement or otherwise disclosed or known to Purchaser as of the Closing).

               3.11  Employees.
                     ---------

                    (a)  Employment.  Purchaser anticipates hiring on an
                         ----------
               at-will basis substantially all of the employees of Sellers employed in the Business on substantially the same compensation terms as are currently applicable to them. As of the date hereof, Purchaser shall offer employment on an at-will basis to such employees, except to the extent specified by Purchaser prior to the date hereof.

                    (b)  Benefits.  Immediately following the Closing,
                         --------
               Purchaser will use its good faith efforts to establish a group medical plan and dental plan for employees of Sellers that are hired by Purchaser ( Seller Employees ). Such plans, to the extent available, will provide that (i) to the extent each Seller Employee and his or her dependents were covered under a Seller s group medical plan and dental plan immediately prior to the Closing, the Seller Employee and his or her dependents shall immediately participate in Purchaser s group medical and dental plan immediately following the Closing; (ii) all pre-existing conditions requirements in Purchaser s group medical and dental plans shall be waived for all former Employees described in clause
               (i) above and their dependents; and (iii) Purchaser s group medical and dental plan in existence immediately after Closing shall consider all claims paid under Sellers' group medical and dental plan for purposes of annual deductibles and annual out-of-pocket expenses.

                    (c)  No Contract Rights.  Nothing in this Agreement
                         ------------------
               shall be construed as a contract of employment for any person, whether identified herein or otherwise, and nothing in this Agreement shall give any rights or interests as a third-party beneficiary to any person.


                                      ARTICLE 4

                                      DELIVERIES

               4.1  Sellers' and Lindberg's Deliveries.  In connection with
                    ----------------------------------
          the Closing, Sellers and Lindberg are delivering or causing to be delivered to Purchaser the following:

                    (a)  Bills of Sale.  One or more bills of sale ("Bills
                         -------------
               of Sale"), in form reasonably satisfactory to Purchaser, conveying to Purchaser all of the Purchased Assets to be acquired hereunder, free and clear of any and all Liens and assigning to Purchaser all of the Assigned Contracts;

                    (b)  Corporate and Stockholder Authorization.
                         ---------------------------------------
               Certificates, dated the date hereof, executed by a secretary or assistant secretary of each of Sellers, certifying resolutions of the Board of Directors and of the shareholders of the given Seller approving and authorizing the execution, delivery and performance by such Seller of this Agreement and of each of the Related Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing any document or instrument on behalf of such Seller).

                    (c)  Corporate Certificate.  A Certificate of Good
                         ---------------------
               Standing for each Seller from the State of Georgia as of a date within Thirty (30) days before the date hereof.

                    (d)  Corporate Records.  A copy of the Certificate of
                         -----------------
               Incorporation of each Seller, certified by the Secretary of State of the State of Georgia and a copy of the By-laws of each Seller, certified by the secretary or assistant secretary of such Seller.

                    (e)  Legal Opinion.  The legal opinion of  Alston &
                         -------------
               Bird, Sellers' counsel, containing opinions reasonably satisfactory to Purchaser.

                    (f)  Consents and Approvals.  Copies of all consents,
                         ----------------------
               approvals, registrations, qualifications, declarations, filings and notices required of Sellers in connection with the execution and performance of this Agreement.

                    (g)  Noncompetition Agreement.  Noncompetition
                         ------------------------
               Agreements as executed by each Seller, by Lindberg and by F. Ronald Allen.

                    (h)  Employment Agreement.  An assignment and amendment
                         --------------------
               of the employment agreement with Medford.

                    (i)  Service Agreement.  The Service Agreement as
                         -----------------
               executed by Sellers.

                    (j)  Service Mark License Agreement.  The Service Mark
                         ------------------------------
               License Agreement as executed by Sellers.

                    (k)  Sublease.  The Sublease Agreement as executed by
                         --------
               Sellers.

                    (l)  Lien Release.  Evidence reasonably satisfactory to
                         ------------
               Purchaser that any Liens have been removed or released or will be released.

                    (m)  Change of Name.  The documents contemplated by
                         --------------
               Section 3.3 hereof, in form and substance sufficient to change Temps & Co.'s name as therein required and in the appropriate form for filing with the Governmental Authority with whom such documents must be filed to become effective.

                    (n)  Business Documents.  Constructive possession of
                         ------------------
               all manuals, including employee manuals, customer lists, books and other records and files, computer programs, computer software and master disk of source codes relating to, or associated with, the Business or the Purchased Assets, by leaving all of the foregoing at their current physical locations.

                    (m)  Franchise Letter.  An opinion from Kilpatrick &
                         ----------------
               Cody, franchise counsel to Sellers, in form reasonably satisfactory to Purchaser.

                    (n)  Assignment of Trademark.  An assignment of the
                         -----------------------
               trademarks that are part of the Purchased Assets in form reasonably satisfactory to Purchaser.

               4.2  Purchaser's Deliveries.  In connection with the
                    ----------------------
          Closing, Purchaser is delivering to Sellers or Lindberg the following:

                    (a)  Purchase Price.  The Closing Payment and the Note
                         --------------
               as provided in Section 1.5(a) hereof.

                    (b)  Corporate Authorization.  A certificate for each
                         -----------------------
               of Parent and Purchaser, dated the date hereof, executed by the secretary or assistant secretary of Parent and Purchaser, respectively, certifying resolutions of the Board of Directors of Parent and Purchaser, respectively, approving and authorizing the execution, delivery and performance by Parent and Purchaser, respectively, of this Agreement and each of the Related Agreements to which Parent or Purchaser, as the case may be, is a party and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing any document or instrument on behalf of Parent or Purchaser, as the case may
               be).

                    (c)  Corporate Certificate.  A Certificate of Good
                         ---------------------
               Standing for each of Parent and Purchaser from the State of Delaware.

                    (d)  Corporate Records.  A copy of the Certificate of
                         -----------------
               Incorporation of each of Parent and Purchaser, certified by the Secretary of State for the State of Delaware, and a copy of the By-laws of Parent and Purchaser, certified by the secretary or assistant secretary of Parent and Purchaser, respectively.

                    (e)  Legal Opinion.  The legal opinion of Leslie A.
                         -------------
               Adler, Purchaser's Associate General Counsel, containing opinions reasonably satisfactory to Sellers.

                    (f)  Consents and Approvals.  All necessary consents
                         ----------------------
               and approvals required of Parent or Purchaser in connection with the execution and performance of this Agreement.

                    (g)  Service Agreement.  The Service Agreement as
                         -----------------
               executed by Purchaser.

                    (h)  Service Mark License Agreement.  The Service Mark
                         ------------------------------
               License Agreement as executed by Purchaser.

                    (i)  Sublease.  The Sublease Agreement as executed by
                         --------
               Purchaser.

                    (j)  Insurance.  Certificates of insurance evidencing
                         ---------
               the insurance required to be maintained pursuant to Section
               3.10 hereof.

                    (k)  Miscellaneous.  Such other documents, assignments,
                         -------------
               instruments of conveyance, and certificates of officers as reasonably may be required by Sellers to consummate this Agreement and the transactions contemplated hereby.


                                      ARTICLE 5

                                   INDEMNIFICATION

               5.1  Indemnification by Sellers and Lindberg.  Each Seller
                    ---------------------------------------
          and Lindberg, jointly and severally, agree to defend, indemnify and hold Purchaser, any subsidiary or affiliate thereof, and its respective successors, assigns, officers, directors, shareholders and controlling persons (the "Indemnified Purchaser Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees, penalties and interest) payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of (a) the material breach of any representation, warranty or covenant made by a Seller or Lindberg herein or in accordance herewith including, but not limited to, any misrepresentation as to required contributions to the National Advertising Fund as set forth in Section 2.1(v)(iii);
          (b) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the Business prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any state or facts existing as of, the Closing (regardless of whether or not referred to on a Schedule to this Agreement or otherwise disclosed or known to Purchaser as of the Closing) other than (i) the existence of a breach of an Assigned Contract by reason of its assignment to Purchaser pursuant hereto or (ii) any claim, suit, cause of action, proceeding or governmental investigation arising out of or related to any obligation or alleged obligation on the part of either Seller under any Franchise Agreement to establish and make contributions to a National Advertising Fund or to make expenditures out of such funds for advertising purposes; (c) failure to pay any Tax as a result of the acquisition of the Purchased Assets pursuant to this Agreement and failure to pay any Tax owed by Seller pursuant to and contemplated by Section 1.4 hereof; (d) failure of either Seller or Lindberg to pay, perform or dischage any of the Excluded Liabilities or any other obligation, liability, agreement or commitment not assumed by Purchaser pursuant to this Agreement (collectively, "Claims"). Notwithstanding the foregoing provisions of this Section 5.1, the amount to which Purchaser would otherwise be entitled pursuant to this Section 5.1 shall be reduced by the amount of any insurance recovery by Purchaser with respect to the Claim giving rise to such entitlement.

               5.2  Indemnification by Purchaser.  Purchaser agrees to
                    ----------------------------
          defend, indemnify and hold Sellers and Lindberg and any affiliate thereof, and their respective heirs, successors, officers, directors and controlling persons (the "Indemnified Seller Group") harmless from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees, penalties and interest) (collectively, "Claims") payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of (a) the breach of any representation, warranty or covenant made by Purchaser herein or in accordance herewith; (b) any claim made or any litigation, proceeding or governmental investigation commenced after the Closing (i) arising out of the operations of the Business following the date hereof or (ii) arising out of the assignment to Purchaser by Sellers pursuant hereto of any Assigned Contract or (iii) arising out of or related to any obligation or alleged obligation on the part of either Seller under any Franchise Agreement to establish and make contributions to a National Advertising Fund or to make expenditures out of such funds for advertising purposes; or (c) the failure of Purchaser to pay, perform or discharge any of Purchaser's obligations, liabilities, agreements or commitments assumed by Purchaser pursuant to this Agreement. Notwithstanding the foregoing provisions of this Section 5.2, the amount to which Seller would otherwise be entitled pursuant to this Section 5.2 shall be reduced by the amount of any insurance recovery by Seller with respect to the Claim giving rise to such entitlement.

               5.3  Survival of Covenants and Warranties.  Notwithstanding
                    ------------------------------------
          anything to the contrary set forth herein and except for the Note and the guaranty thereof executed by Parent or as otherwise provided in any other document or instrument delivered in connection with the Closing, the representations, warranties, covenants and agreements made by Sellers and Lindberg on the one hand, and Purchaser, on the other hand, in this Agreement shall survive the Closing for a period of eighteen (18) months (the "Indemnity Period") or, in the case of Taxes or claims under ERISA, the expiration of the statute of limitations with respect thereto, and no claim for indemnification may be made after the expiration of the Indemnity Period (or the statute of limitations period in the case of Taxes or claims under ERISA).

               5.4  Notice of Claims.  Each of Purchaser, Sellers and
                    ----------------
          Lindberg agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by him, it or them against the other party hereto based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will
                   --------  -------
          not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Article 7 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any member of the Indemnified Seller Group or the Indemnified Purchaser Group with respect to which any party hereto may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at his or its sole cost and expense, to defend such action in the name or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that an indemnified party shall
                      --------  -------
          have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.

               5.5  Limitation on Indemnities.  Notwithstanding anything to
                    -------------------------
          the contrary contained in Section 5.1 hereof, no claim may be made against Sellers or Lindberg for indemnification pursuant to
          Section 5.1 hereof, unless the aggregate of all liabilities and damages of the Indemnified Purchaser Group with respect to
          Section 5.1 hereof exceeds Fifty Thousand Dollars ($50,000), and Sellers and Lindberg shall not be required to pay or be liable for the first Fifty Thousand Dollars ($50,000) in aggregate amount of any such liabilities and damages. Without limiting any other rights and notwithstanding anything to the contrary set forth herein, any amounts due to the Indemnified Purchaser Group by Sellers or Lindberg pursuant to this Article 5 shall be offset by Purchaser against amounts owing under the Note and the maximum aggregate amount by which the Indemnified Purchaser Group is entitled to indemnification pursuant to Section 5.1 hereof or otherwise shall not exceed the amounts owing under the Note. The right of offset shall be the exclusive remedy of Purchaser for indemnification. Any amount offset against the Note pursuant to the foregoing sentences shall reduce the principal amount thereof as of the date of offset for purposes of calculating interest on the Note. For purposes of the foregoing sentence, an offset shall be deemed to occur (i) as of the date hereof with respect to any indemnification for items that reduce Final Adjusted Profits if accrued in accordance with Section 2.1 hereof, or (ii) as of the date of payment or other satisfaction of any other item. None of the foregoing provisions of this Section 5.5 shall apply to any indemnification relating to Taxes or claims made under ERISA.


                                      ARTICLE 6

                                  GENERAL PROVISIONS

               6.1  Expenses.  Except as otherwise expressly provided
                    --------
          herein, each party to this Agreement shall pay its or his own expenses (including, without limitation, the fees and expenses of its or his agents, representatives, counsel, and accountants) incidental to the negotiation, drafting, and performance of this Agreement.

               6.2  Successors and Assigns. This Agreement shall be binding
                    ----------------------
          upon and inure to the benefit of Sellers, Lindberg, Purchaser and their respective heirs, successors, representatives and assigns. Neither this Agreement nor any of the Related Agreements may be assigned without the written consent of the other party(ies) hereto or thereto.

               6.3  Waiver.  No provision of this Agreement shall be deemed
                    ------
          waived by course of conduct, including the act of closing, unless such waiver is made in a writing signed by all parties hereto stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement, whether of a similar or dissimilar nature.

               6.4  Entire Agreement.  This Agreement (together with the
                    ----------------
          Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Purchaser, Sellers and Lindberg (or by any director, officer, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties and there are no agreements or commitments except as expressly set forth herein.

               6.5  Further Assurances.  Each of the parties hereto agrees
                    ------------------
          to execute all further documents and instruments and to take or to cause to be taken all reasonable actions which are necessary or appropriate to complete the transactions contemplated by this Agreement.

               6.6  Notices.  All notices, demands, requests, and other
                    -------
          communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service. Notices shall be sent to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof):

                    (a)  (i) If to a Seller:

                         Management Search, Inc.
                         2500 Marquis One Tower
                         245 Peachtree Center Ave.
                         Atlanta, GA  30303
                         FAX:  404-659-7139

                         (ii) If to Lindberg:

                         c/o Management Search, Inc.
                         2500 Marquis One Tower
                         245 Peachtree Center Ave.
                         Atlanta, GA  30303
                         FAX:  404-659-7139

               in each case, with a copy (which shall not constitute notice) to:

                         Alston & Bird
                         One Atlantic Center
                         1201 West Peachtree Street
                         Atlanta, GA  30309-3424
                         Attn:  Richard W. Grice
                         FAX:  404-881-7777

                    (b)  If to Purchaser:

                         Temps & Co. Services, Inc.
                         c/o Career Horizons, Inc.
                         177 Crossways Park Drive
                         Woodbury, NY 1197
                         Attn:  Chief Executive Officer
                         FAX:  516-496-1007

               6.7  Specific Performance.   In addition to the remedies
                    --------------------
          specified in Article 5 hereof, the parties agree that, due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach by any party of a covenant in this Agreement or with respect to the obligation of the Sellers' to deliver the Purchased Assets (or to execute documents evidencing the transfer of the Purchased Assets); therefore, the parties agree that in the event of such material breach of this Agreement by any party, the non-breaching party shall be entitled to specific performance of the breaching party's obligations hereunder, without any showing of actual damage or inadequacy of legal remedy.

               6.8  Amendments, Supplements.  This Agreement may be amended
                    -----------------------
          or modified only by a written instrument executed by all parties hereto which states specifically that it is intended to amend or modify this Agreement.

               6.9  Severability.  In the event that any provision
                    ------------
          contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible but still be legal, valid and enforceable.

               6.10  Applicable Law.  This Agreement and the legal
                     --------------
          relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

               6.11  Titles and Headings.  Titles and headings to sections
                     -------------------
          hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

               6.12  Execution in Counterparts.  This Agreement may be
                     -------------------------
          executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6.13  Publicity.  Except as required by applicable law, no
                     ---------
          party to this Agreement shall issue any press release or other public statement regarding the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld. Such release or statement shall be in form and substance reasonably satisfactory to both parties or as required by law.

               6.14  Materiality.  Any reference herein to "material" or
                     -----------
          "materiality" to the Business or the Purchased Assets shall be to the Business and/or the Purchased Assets, taken as a whole.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        TEMPS & CO. SERVICES, INC., as a
                                        Seller


                                        By: /s/ Eric J. Lindberg
                                           ----------------------------
                                           Eric J. Lindberg, President

                                        Attest: /s/ F. Ronald Allen
                                               ------------------------
                                               F. Ronald Allen, Secretary

                                        MANAGEMENT SEARCH, INC., as a
                                        Seller


                                        By: /s/ Eric J. Lindberg
                                           ----------------------------
                                           Eric J. Lindberg, President

                                        Attest: /s/ F. Ronald Allen
                                               ------------------------
                                               F. Ronald Allen, Secretary


                                         /s/ Eric J. Lindberg
                                        -------------------------------
                                        Eric J. Lindberg


                                        TEMPS & CO. SERVICES, INC., a
                                        Delaware corporation, as Purchaser


                                        By: /s/ Mike G. Reinecke
                                           ----------------------------
                                           Mike G. Reinecke, Vice President

                                        Attest: /s/ Leslie A. Adler
                                               ------------------------
                                               Leslie A. Adler, Asst. Secy.

                                       GUARANTY


               CAREER HORIZONS, INC. ("Guarantor"), as an inducement to Sellers and Lindberg to enter into and perform the foregoing Asset Purchase Agreement (terms used herein and not defined herein have their respective defined meanings as set forth in the Asset Purchase Agreement), does hereby guarantee, unconditionally and absolutely, to Sellers and Lindberg the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Asset Purchase Agreement and the other documents and instruments executed by Purchaser in connection therewith to be kept, performed and observed by Purchaser thereunder, including the Note. Guarantor hereby waives any requirement of notice or presentment other than those provided in the Asset Purchase Agreement to Purchaser.

               This Guaranty shall be a guaranty of payment and not of collection and Sellers and Lindberg may proceed directly and immediately against the undersigned for any claims hereunder without any duty or obligation to proceed initially against the Purchaser.

               In the event Purchaser fails to pay to Sellers or Lindberg any amount under the Asset Purchase Agreement or the Note, or the other documents and instruments executed and delivered by Purchaser in connection therewith when due, the undersigned shall pay the same not late than three (3) business days after written demand therefor to the undersigned at the address of Purchaser as provided in the Asset Purchase Agreement.

               In order to induce Sellers and Lindberg to enter into the Asset Purchase Agreement, Guarantor represents and warrants to Sellers and Lindberg as follows:

                    (a)  Due Incorporation; Authority.  Guarantor is a
                         ----------------------------
               corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor has all requisite power and authority to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Guaranty. Guarantor's execution, delivery, and performance of this Guaranty have been duly and validly authorized by all necessary corporate action on the part of Guarantor. This Guaranty has been duly executed and delivered by Guarantor and this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms against Guarantor, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general equitable principles.

                    (b)  No Restrictions Against Performance.  Neither the
                         -----------------------------------
               execution and delivery, nor the performance of this Guaranty, will violate any provision of or conflict with Guarantor's Certificate of Incorporation or By-Laws or will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or condition under, (i) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to Guarantor; (ii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which Guarantor is a party or by which Guarantor is bound; or
               (iii) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which Guarantor is bound, any of which, when taken as a whole, would have a material adverse affect on Guarantor.

                    (c)  Third-Party and Governmental Consents.  No
                         -------------------------------------
               approval, consent, waiver, order or authorization of, or
               registration, qualification, declaration, or filing with, or notice to, any Governmental Authority is required on the part of Guarantor in connection with the execution of this Guaranty.

               Guarantor hereby irrevocably waives any legal defenses available to it as a result of its status as guarantor or surety.

               This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.


                                        CAREER HORIZONS, INC.


                                        By: /s/ Mike G. Reinecke
                                           --------------------------------
                                           Mike G. Reinecke, Vice President

                                        Attest: /s/ Leslie A. Adler
                                               ----------------------------
                                               Leslie A. Adler, Asst. Secy.